Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO

Phone: (914) 428-9098 Fax: (914) 428-4581

E Mail: Drew@drewindustries.com

DREW ANNOUNCES ADVERSE JURY VERDICT IN
EMPLOYEE PERSONAL INJURY

White Plains, New York — December 27, 2004 — Drew Industries Incorporated reported today that a jury in state court in San Bernardino, California rendered a verdict in favor of a former employee of Drew’s subsidiary, Lippert Components, Inc., for compensatory and punitive damages arising from an injury to the employee’s hand caused by a punch press machine.

The verdict was comprised of compensatory damages of $464,000, most of which has been previously paid or accrued by the Company, and punitive damages of $4 million. Counsel for Lippert advised the Company that, under California law, the award of punitive damages will most likely be reduced by more than half. It is anticipated that a final decision by the court concerning the reduction of punitive damages will be reached in approximately 60 days.

Lippert intends to move for a new trial or appeal the verdict because counsel for Lippert asserts that the verdict is unsupported by the evidence, citing numerous appealable issues that were created throughout the trial.

The Company is in the process of evaluating the amount of the accrual related to this case, which will be recorded in the fourth quarter of 2004.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis for modular offices. From 51 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

Certain factors are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements consisting primarily of the outcome of the litigation described in this press release.

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